Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                Pat Macellaro
Media Relations                Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Announces June and Second Quarter Catastrophe Loss Estimate

NORTHBROOK, Ill., July 16, 2015 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of June 2015 of $346 million, pre-tax ($225 million after-tax). Catastrophe losses occurring in June comprised 19 events at an estimated cost of $310 million, pre-tax, plus increased reserve reestimates of prior reported catastrophe losses. The increased reserve reestimates in the month of June primarily relate to reestimates of April and May 2015 events.

Allstate previously announced $451 million, pre-tax ($293 million after-tax), in estimated catastrophe losses for the months of April and May 2015, bringing estimated catastrophe losses for second quarter 2015 to $797 million, pre-tax ($518 million after-tax). Catastrophe losses can be higher in the second quarter of the year due to the number of wind and hail events.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” The Allstate brand’s network of small businesses offers auto, home, life and retirement products and services to customers in the United States and Canada.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty.  These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings.  We believe these statements are based on reasonable estimates, assumptions and plans.  However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements.  Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

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